NEWS RELEASE for September 24, 2009

Contact:	Dwight Babcock, CEO
(520) 240-4840
dbabcock@isoray.com

IsoRay Inc. Announces Fiscal Year 2009 Results

Richland, Washington (September 24, 2009) … IsoRay Inc. (AMEX:ISR), a medical isotope company focused on the treatment of lung cancer, head and neck tumors, prostate cancer and other malignant disease through use of its proprietary radioisotope technology, announces today its financial results for the quarter and year ended June 30, 2009.

Key Financial Metrics
	FY2009	FY2008	% Chg
Product sales	5,417,815	7,158,690	-24%
Gross loss	(353,332)	(151,434)	133%
Net loss	(6,160,841)	(8,557,507)	-28%

*NOTE:  The FY2009 gross and net loss included a $425,434 impairment charge relating to a license.  Excluding this one-time write off, IsoRay would have recognized a gross margin of $72,102 and a net loss of $5,735,407 in FY2009.

All of the Company’s revenues were generated through sales of Proxcelan™ Cesium-131 seeds for the treatment of prostate cancer.  Since the first patient implant in October 2004 over 4,000 prostate cancer patients have been treated with Proxcelan Cesium-131 Brachytherapy seeds.

The Company had cash and short-term investments of $4,670,564 as of June 30, 2009.

Dwight Babcock, IsoRay CEO, stated “This past year has seen the culmination of numerous changes at IsoRay.  Although it has been a challenging year for prostate brachytherapy in general, and also for IsoRay, we are very encouraged by where we stand today.”

In the first two months of the first quarter of fiscal year 2010 the company has seen dramatic improvements in the gross margin, net loss, and cash burn rate over the comparable periods of fiscal year 2009.  From July 1, 2009 through August 31, 2009, based on our unreviewed preliminary internal results, gross margin is approximately 288% higher, net loss is approximately 47% lower, and cash used in operations is approximately 66% lower than the comparable two month period of fiscal year 2009. These gross margin, net loss and cash used in operations percentages do not take into account any adjustments that may be required in connection with the completion of the company’s review process and should be considered preliminary until IsoRay files its Form 10-Q for the fiscal quarter ended September 30, 2009.

Major milestones achieved during the past fiscal year in the areas of restructuring, improvements and new product development that provide the company a solid platform to move forward include:

•
Successful implementation of efficiencies in manufacturing processes, isotope forecasting, and labor requirements while providing the capacity to launch new products without significant cost increases.

•	Reduction in SG&A, when added to the reduced cost of manufacturing, has led to a reduced burn rate.
•
We continue to follow our strategy to diversify our company’s core business to be less reliant on a few large centers.   Many of the large centers have had their own challenges with patient volumes declining due to increased competition among centers and with companies such as UroRad.

•	With the addition of a new Vice President of Sales the company is actively recruiting and seeking to establish a larger sales force in an effort to substantially improve top line growth.
•	Cesium-131 now has strong 3 year data on patient outcomes and the company will start releasing initial 5 year data in the spring of 2010.
•
New product offerings and loading capabilities support expanding the company’s market into lung, head and neck and other areas in this coming year which provide a much larger market opportunity than prostate alone.

•
The company is actively marketing the ongoing initiatives to use Cesium-131 for lung cancer at ASTRO 2009 in Chicago, IL.   Many physicians who will be attending that meeting in the first week of November have already shown significant interest in using Cesium-131 for lung brachytherapy.

•	A clinical trial will be launched in the next several months in Canada pending final approvals.
•	Negotiations are ongoing regarding other distribution channels both nationally and internationally.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed.

The Cesium-131 seed offers a significantly shorter radiation half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, a theoretically improved radiation delivery against aggressively replicating cancer(a), and the potential for a reduced longevity of common brachytherapy side effects(b).

Cesium-131 is currently used in the treatment or prostate cancer(c) and ocular melanoma(d), among other cancerous conditions.

IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

(a)  Armpilia CI, Dale RG, Coles IP, et al. The Determination of Radiobiologically Optimized Half-lives for Radionuclides Used in Permanent Brachytherapy Implants. International Journal of Radiation Oncology, Biology, and Physics 2003;55(2):378-385.
(b)  DeFoe SG, Beriwal S, Smith R, Benoit R. Is there decreased duration of acute urinary and bowel symptoms after prostate brachytherapy with cesium 131 isotope? International Journal of Radiation Oncology, Biology, and Physics 2008;72(S1):S317.
(c)  Bice WS, Prestidge BR, Kurtzman SM, Beriwal S, Moran BJ, Patel RR, Rivard, MJ.  Recommendations for permanent prostate brachytherapy with (131)Cs: a consensus report from the cesium advisory group.  Brachytherapy 2008;7(4):290-6.
(d)  Melhus CS, Rivard MJ.  COMS eye plaque brachytherapy dosimetry simulations for 103Pd, 125I, and 131Cs.  Medical Physics 2008;35(7):3364-71.

Safe Harbor Statement

Statements in this news release about IsoRay's future expectations, including: the advantages of our Cesium-131 seed, future demand for IsoRay's existing and planned products, IsoRay's manufacturing needs and capabilities, whether IsoRay will continue to be able to reduce operating costs and increase revenue, whether expansion into new markets will be successful or result in improved sales, whether IsoRay will continue to meet Health Canada's requirements and expectations to sell Proxcelan in Canada, whether IsoRay will be able to start and complete its proposed clinical trial in Canada, whether IsoRay will be successful in launching any new products and whether such new products will result in cost increases, whether the hiring of the Vice President of Sales and related changes in IsoRay’s sales and marketing strategy will result in improved sales, whether the company's efforts at ASTRO will result in expansion in the lung market, whether results of future studies and protocols will support the findings from initial studies, and all other statements in this release, other than historical facts, are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing IsoRay, Inc. of the protections of the safe harbor provisions of the PSLRA.  It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of IsoRay's products, changing levels of demand for IsoRay's current and proposed future products; whether later studies and protocols support the findings of the initial studies, success of future research and development activities, IsoRay's ability to successfully manufacture, market and sell its products, IsoRay's ability to manufacture its products in sufficient quantities to meet demand within required delivery time periods while meeting its quality control standards, IsoRay's ability to enforce its intellectual property rights, changes in reimbursement rates, changes in reimbursement rates, changes in laws and regulations applicable to our product both in the United States and internationally, whether later studies and protocols are completed and support the conclusions of the initial studies, and other risks detailed from time to time in IsoRay's reports filed with the SEC.

IsoRay Inc. and Subsidiaries
Consolidated Statements of Operations

	Year Ended	Year Ended
	June 30, 2009	June 30, 2008

Product sales	$5,417,815	$7,158,690
Cost of product sales	5,771,147	7,310,124

Gross loss	(353,332)	(151,434)

Operating expenses:
Research and development expenses	958,665	1,358,075
Sales and marketing expenses	2,365,973	3,725,164
General and administrative expenses	2,792,611	3,568,048

Total operating expenses	6,117,249	8,651,287

Operating loss	(6,470,581)	(8,802,721)

Non-operating income (expense):
Interest income	111,047	612,077
Gain (loss) on fair value of
short-term investments	274,000	(274,000)
Financing and interest expense	(75,307)	(92,863)

Non-operating income, net	309,740	245,214

Net loss	$(6,160,841)	$(8,557,507)

Basic and diluted loss per share	$(0.27)	$(0.37)

Weighted average shares used in computing net loss per share:
Basic and diluted	22,942,088	23,063,282